Exhibit 3.1
    CODE OF REGULATIONS

    OF

    THE PROGRESSIVE CORPORATION
    (as amended on October 11, 2024)

    ARTICLE I

    Meetings of Shareholders

Section 1. Annual Meetings. The annual meeting of shareholders shall be held at such time and on such date on or before June 30th of each year as may be fixed by the board of directors and stated in the notice of the meeting, for the election of directors, the consideration of reports to be laid before such meeting and the transaction of such other business as may properly come before the meeting.

Section 2. Special Meetings. Special meetings of the shareholders shall be called upon the written request of the president, the directors by action at a meeting, a majority of the directors acting without a meeting, or of the holders of shares entitling them to exercise twenty-five percent (25%) of the voting power of the corporation entitled to vote thereat. Calls for such meetings shall specify the purposes thereof. No business other than that specified in the call shall be considered at any special meeting. Special meetings so called shall be held on such date and at such time as may be fixed by the board of directors and stated in the notice of the meeting; provided, however, that in the case of a special meeting called by shareholders in accordance herewith, the date of such special meeting shall not be more than ninety (90) days after the date the president or secretary of the corporation receives the call for such meeting.

Section 3. Notices of Meetings. Unless waived, written notice of each annual or special meeting stating the time, place, and the purposes thereof, and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, shall be given by the president or the secretary of the corporation, by personal delivery, by mail, by overnight delivery service or by any other means of communication authorized by the shareholder to whom the notice is given, to each shareholder of record entitled to vote at or entitled to notice of the meeting, not more than sixty (60) days nor less than seven (7) days before any such meeting. If mailed or sent by overnight delivery service, such notice shall be directed to the shareholder at his address as the same appears upon the records of the corporation. If sent by any other means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. Any shareholder, either before or after any meeting, may waive any notice required to be given by law or under these Regulations.

Section 4. Place of Meetings. Meetings of shareholders shall be held at the principal office of the corporation unless the board of directors determines that a meeting shall be held at some other place within or without the State of Ohio and causes the notice thereof to so state. Notwithstanding the foregoing, the board of directors may determine that a meeting of shareholders shall not be held at any physical place, but instead may be held solely by means of communications equipment as authorized in the following paragraph.

If authorized by the board of directors, the shareholders and proxyholders who are not physically present at a meeting of shareholders may attend a meeting of shareholders by use of communications equipment that enables the shareholder or proxyholder an opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting and to speak or otherwise participate in the proceedings contemporaneously with those physically present. Any shareholder using communications equipment will be deemed present in person at the meeting, whether the meeting is to be held at a designated place or solely by means of communications equipment. The directors may adopt guidelines and procedures for the use of communications equipment in connection with a meeting of shareholders to permit the corporation to verify that a person is a shareholder or proxyholder and to maintain a record of any vote or other action.

Section 5. Quorum. The holders of shares entitling them to exercise a majority of the voting power of the corporation entitled to vote at any meeting, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at such meeting; provided, however, that no action required by law or by the Articles of Incorporation or these Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class may be authorized or taken by a lesser proportion. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time, until a quorum shall be present.

Section 6. Record Date. The board of directors may fix a record date for any lawful purpose, including, without limiting the generality of the foregoing, the determination of shareholders entitled to (i) receive notice of or to vote at any meeting, (ii) receive payment of any dividend or distribution, (iii) receive or exercise rights of purchase of or subscription for, or exchange or conversion of, shares or other securities, subject to any contract right with respect thereto, or (iv) participate in the execution of written consents, waivers or releases. Said record date, which shall not be a date earlier than the date on which the record date is fixed, shall not be more than sixty (60) days preceding the date of such meeting, the date fixed for the payment of any dividend or distribution or the date fixed for the receipt or the exercise of rights, as the case may be.

If a record date shall not be fixed, the record date for the determination of shareholders who are entitled to notice of, or who are entitled to vote at, a meeting of shareholders, shall be the close of business on the date next preceding the day on which notice is given, or the close of business on the date next preceding the day on which the meeting is held, as the case may be.

Section 7. Proxies. A person who is entitled to attend a shareholders' meeting, to vote thereat, or to execute consents, waivers or releases, may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of his other rights, by proxy or proxies appointed by a writing signed by such person or appointed by a verifiable communication authorized by the person.

Section 8. Procedures for Shareholder Proposals. A shareholder (or a legal representative of the shareholder) must be present at the meeting of shareholders in order to make a proposal at such meeting and must also comply with the appropriate section of these Regulations related to such proposal (or Rule 14a-8 under the Securities Exchange Act of 1934). This Section 8 sets forth certain procedures required for shareholders to make proposals at the corporation’s meetings of shareholders (other than nominations for the election of directors, the means for which are set forth in Sections 13 and 14 of Article II), including, without limitation, the exclusive means by which a shareholder may make a proposal for business to be considered at an annual meeting of shareholders, if the proposal is not made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

A shareholder may submit a proposal for consideration at an annual meeting of shareholders only if: (i) the shareholder is a Record Shareholder or Beneficial Owner (as those terms are defined below) (x) at the time of giving of the notice as described in this Section 8, (y) as of the record date for such meeting of shareholders, and (z) as of the date of such meeting; (ii) the business is a proper matter for shareholder action; (iii) written notice of such shareholder’s intent to propose such business complying with the requirements of this Section 8 has been given, either by personal delivery, overnight courier, or United States mail, postage prepaid, to the secretary of the corporation, and has been received by the secretary of the corporation, not less than ninety (90) days, nor more than one hundred twenty (120) days, in advance of the first anniversary of the immediately preceding year’s annual meeting of shareholders (provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so given and received, not later than the ninetieth (90th) day prior to the current year’s annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of the current year’s annual meeting is first given to shareholders); and (iv) updates and supplements by such shareholder as required in this Section 8 have been delivered to the secretary of the corporation in the forms and within the time frames set forth in this Section. For purposes of this Section 8, public disclosure of a meeting date shall be deemed to be first given to shareholders when disclosure of the applicable meeting date is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Each such notice shall set forth the following information, together with a representation as to the accuracy of the information, as to (i) each shareholder making the proposal that holds of record shares of the corporation (a “Record Shareholder”) ,and (ii) each shareholder making the proposal that holds shares of the corporation through a bank, brokerage or other financial institution (a “Beneficial Owner”) (Record Shareholders and Beneficial Owners are hereinafter referred to as “Holders”):

(a)the name (as it appears on the corporation’s stock records, if applicable) and current address of each Record Shareholder and each Beneficial Owner that is making the proposal;

(b)a representation that each proposing shareholder is a holder of record of shares of the corporation, or holds shares of the corporation through a bank, brokerage or other financial institution, and is entitled to vote at such meeting, and that such proposing shareholder intends to (i) appear in person or by proxy at the meeting, and (ii) submit the proposal specified in the notice at the meeting in person or through a representative;

(c)a description of all types of each such Holder’s economic and voting interests in the corporation, including a description of:

(i)the class or series and number of shares of the corporation that, directly or indirectly, are owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by such Holder, together with, in the case of any shares that are not owned of record, proof of such Holder’s beneficial ownership of such shares in one of the ways permitted by Rule 14a-8(b)(2)(i) or (ii) under the Securities Exchange Act of 1934; and, in addition thereto, the number of shares (if any) of any class or series of the corporation as to which such Holder has a right, at that time or at any time in the future, to own or acquire record or beneficial ownership;

(ii)any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Holder, the purpose or effect of which is to give such Holder, at that time or at any time in the future, economic risk corresponding or similar to ownership of, or voting power with respect to, any class or series of shares of the corporation, and any other security with a value derived from or related to the value of any class or series of shares of the corporation;

(iii)any proxy, agreement, arrangement, understanding or relationship pursuant to which such Holder has or shares a right to vote any shares of any class or series of the corporation;

(iv)any agreement, arrangement, understanding or relationship, including without limitation any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Holder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the corporation to, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder with respect to the shares of any class or series of the corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the corporation;

(v)any rights to dividends on the shares of any class or series of the corporation owned beneficially by such Holder that are separated or separable from the underlying shares of the corporation;

(vi)any performance-related fees (other than an asset-based fee) to which such Holder, or any such Holder’s immediate family member or affiliate, is or would be entitled, based on any increase or decrease in the price or value of shares of any class or series of the corporation or any interest described in subsections (ii) and (iv) of this Section 8(c); and

(vii)the aggregate number of voting shares of the corporation held or beneficially owned by all Holders that are subject to or referred to in this Section 8;

(d)a description of all arrangements or understandings between each Holder and any other person(s) or entity(ies) (naming each such person or entity) pursuant to which the proposal or proposals are to be made or pursuant to which any shares of the corporation are to be voted on such proposal or proposals;

(e)any proportionate interest in shares of the corporation or any interest described in subsection (ii) of Section 8(c) that is held, directly or indirectly, by a general or limited partnership, limited liability company or other entity in, or with respect to, which any Holder: is a general or limited partner; beneficially owns, directly or indirectly, an interest in a general or any limited partner of such general or limited partnership; or is a member or manager of, or beneficially owns, directly or indirectly, an interest in a member or manager of, such limited liability company or other entity;

(f)any shares of the corporation, and any arrangements, rights or other interests described in Sections 8(c) through 8(e), held by each Holder’s immediate family members or affiliates;

(g)a representation regarding whether each Holder intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to one or more other holders of the corporation’s outstanding capital stock, and/or to solicit proxies from other shareholders, in support of such proposal;

(h)any other information relating to each Holder that would be required to be disclosed by such Holder in a proxy statement or other filings required to be made in connection with solicitations by such Holder of proxies for such proposal pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(i)any other information reasonably requested by the corporation; and

(j)a reasonably brief statement of the course of action proposed for the corporation, its management or its board of directors to follow, stated as clearly and specifically as possible; the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Articles of Incorporation or Code of Regulations of the corporation, the language of the proposed amendment); the reasons for making such proposal; and any material interest in such business of each Holder (including any anticipated benefit to each Holder, or any of such Holder’s affiliates or immediate family members, therefrom);

provided, however, that no information with respect to the ordinary course business activities of a Holder need be given under paragraphs (c)(ii) through (c)(vii), (d), (e) or (f) with respect to any Record Shareholder that is a broker, dealer, commercial bank, trust company or other nominee holding shares on behalf of a Beneficial Owner submitting a proposal under this Section 8.

The foregoing information shall be provided initially as of the date of the notice and, thereafter, shall be updated and supplemented by the shareholder making the proposal (i) as of the record date for the meeting and (ii) as of each date that is ten (10) business days prior to the date of the meeting or any adjournment or postponement thereof. Each such update and supplement shall be given, either by personal delivery, overnight courier, or United States mail, postage prepaid, to the secretary of the corporation, and shall be received by the secretary of the corporation, as follows: as to the update and supplement required as of the record date for the meeting, not later than five (5) business days after such record date; and as to each update or supplement required as of ten (10) business days prior to the date of the meeting or any adjournment or postponement thereof, not later than five (5) business days prior to the date of the meeting and, if applicable and if practicable, any adjournment or postponement thereof (and if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed).

The presiding officer at the meeting may refuse to acknowledge the submission of any proposal not made in accordance with the provisions hereof and may declare at such meeting that any such proposal was not properly brought before the meeting and shall not be considered.

This Section 8 shall constitute an “advance notice provision” for annual meetings of shareholders for the purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934.

If any shareholder includes, or a group of shareholders include, a shareholder proposal in the call for a special meeting given pursuant to Section 2 of this Article I, the corporation shall have the right to request that such shareholder(s) provide to the corporation some or all of the information set forth in this Section 8. In such event, each such shareholder shall provide the requested information by the date specified by the corporation in such request and, if so requested by the corporation, shall provide updated information in advance of the special meeting on or before a date specified by the corporation in such request.

For the purpose of this Section 8, “immediate family members” shall include a person’s spouse, parents, stepparents, children, stepchildren, grandchildren, siblings, stepsiblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, anyone (other than domestic employees) who shares such person’s home, and shall include adoptive relationships; and “affiliates” shall include any corporation or organization of which such person is an officer, director, partner, manager or member or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities or other equity interest, any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and any other entity that controls, is controlled by, or is under common control with, the Holder or any of the Holder’s immediate family members. For the purposes hereof, “control” shall mean the right or power, alone or with others, to direct the management or policies of such other entity.

    ARTICLE II

    Directors

    Section 1.  Number of Directors.  The number of directors of the corporation, none of whom need to be a shareholder or resident of the State of Ohio, shall be eleven. All of the directors shall comprise a single class, although the terms of individual directors may vary on an interim basis as provided at Section 3 hereof. The shareholders, acting by the affirmative vote of the holders of record of shares representing a majority of the voting power of the corporation on such proposal, or a majority of the board of directors, may, from time to time, increase or decrease the number of directors, but in no case shall the number of directors be fewer than five or more than thirteen, nor shall any decrease in the number of directors shorten the term of any director then in office.

Section 2.  Election of Directors.  Directors shall be elected at the annual meeting of shareholders, but when the annual meeting is not held or directors are not elected thereat, they may be elected at a special meeting called and held for that purpose. Such election shall be by ballot whenever requested by any shareholder entitled to vote at such election; but, unless such request is made, the election may be conducted in any manner approved at such meeting.

Article TENTH of the corporation’s Amended Articles of Incorporation, as amended, sets forth voting standards applicable in the election of directors at each meeting of shareholders to elect directors.

Section 3.  Term of Office.  Subject to the following sentences, the term of office for each director elected or re-elected at or any time after the corporation’s 2013 Annual Meeting of Shareholders shall be one year. Directors elected for multi-year terms prior to the corporation’s 2013 Annual Meeting of Shareholders shall serve for the terms for which they were previously elected. Any director elected to fill a vacancy pursuant to Section 5 of this Article shall serve for the term specified therein. Each director shall hold office until the date of the annual meeting of shareholders coinciding with the termination of the term for which he or she was elected, or until the termination of the period specified in Section 5 of this Article (if applicable), (“End-of-Term Date”) and until his or her successor shall be elected or until his or her earlier resignation, removal from office or death; provided that:

(a)     a director that has not been nominated by the board of directors for re-election in an election of directors at an annual meeting of shareholders coinciding with his or her End-of-Term Date (“End-of-Term Election”) shall hold office only until such End-of-Term Date; and

(b)     a director that has been nominated for re-election by the board of directors in an End-of-Term Election in which a majority vote is required for his or her re-election by the Amended Articles of Incorporation, as amended, but such director fails to achieve a majority of votes cast with respect to his or her nomination and fails to tender his or her resignation to the board of directors or an appropriate committee thereof, in accordance with applicable procedures adopted by the board of directors or a committee thereof, within 10 days after the results of the vote have been certified, shall hold office only until the earlier of (i) the date that his or her successor shall be elected or (ii) the expiration of such 10 day period.

Section 4. Removal. All directors, or any individual director, may be removed from office, without assigning any cause, by the affirmative vote of the holders of record of shares representing a majority of the voting power of the corporation with respect to the election of directors, provided that unless all the directors are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against his or her removal which, if cumulatively voted at an election of all the directors would be sufficient to elect at least one director. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed.

Section 5. Vacancies. Vacancies in the board of directors may be filled by a majority vote of the remaining directors. Any director so elected by the remaining directors to fill a vacancy shall have a term of office ending on the earlier of the next annual meeting of shareholders or the next special meeting of shareholders held to elect directors. At the expiration of such term, each such director shall then be subject to election by shareholders in accordance with this Article.

    Section 6. Quorum and Transaction of Business. A majority of the whole authorized number of directors shall constitute a quorum for the transaction of business, except that a majority of the directors in office shall constitute a quorum for filling a vacancy on the board. Whenever less than a quorum is present at the time and place appointed for any meeting of the board, a majority of those present may adjourn the meeting from time to time, until a quorum shall be present. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board.

Section 7. Annual Meeting. Annual meetings of the board of directors shall be held immediately following annual meetings of the shareholders, or as soon thereafter as is practicable. If no annual meeting of the shareholders is held, or if directors are not elected thereat, then the annual meeting of the board of directors shall be held immediately following any special meeting of the shareholders at which directors are elected, or as soon thereafter as is practicable. If such annual meeting of directors is held immediately following a meeting of the shareholders, it shall be held at the same place at which such meeting of shareholders was held.

Section 8. Regular Meetings. Regular meetings of the board of directors shall be held at such times and places, within or without the State of Ohio, as the board of directors may, by resolution or by-law, from time to time, determine. The secretary shall give notice of each such resolution or bylaw to any director who was not present at the time the same was adopted, but no further notice of such regular meeting need be given.

Section 9. Special Meetings. Special meetings of the board of directors may be called by the chairman of the board, the lead independent director (if one is designated by the independent directors), or the president to be held at such times and places within or without the State of Ohio as the person calling such meeting shall specify. In addition, any two members of the board of directors may call special meetings of the board of directors to be held at the principal office of the corporation at such times as they may specify.

Section 10. Notice of Annual or Special Meetings. Notice of the time and place of each annual or special meeting of the board of directors shall be given to each director by the secretary or by the person or persons calling such meeting. Such notice need not specify the purpose or purposes of the meeting and may be given in any manner or method and at such time so that the director receiving it may have reasonable opportunity to attend the meeting. Such notice shall, in all events, be deemed to have been properly and duly given to a director (i) if delivered personally or by phone, or if sent by fax, e-mail or other electronic communication to the contact number or other address of such director as then shown upon the secretary’s records, at least twenty-four (24) hours prior to the meeting, or (ii) if sent by U.S. mail or overnight courier to the address of such director as shown upon the secretary’s records, at least forty-eight (48) hours prior to the meeting. The giving of notice shall be deemed to have been waived by any director who shall attend and participate in such meeting and may be waived, in a writing or by electronic communication, by any director either before or after such meeting.

Section 11. Compensation. The directors, as such, shall be entitled to receive such reasonable compensation for their services as may be fixed from time to time by resolution of the board, and expenses of attendance, if any, may be allowed for attendance of each annual, regular or special meeting of the board. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of the executive committee or of any standing or special committee may by resolution of the board be allowed such compensation for their services as the board may deem reasonable, and additional compensation may be allowed to directors for special services rendered.

Section 12. By-laws. For the government of its actions, the board of directors may adopt by-laws consistent with the Articles of Incorporation and these Regulations.

Section 13. Procedures for Shareholder Nominations. Subject to the rights of the holders of any class or series of stock of the corporation having a preference over the Common Shares as to dividends or upon liquidation to elect directors under specified circumstances, nominations for the election of directors may be made only by the board of directors or a committee of the board of directors or, subject to this Section 13 and Section 14, by any shareholder entitled to vote in the election of directors generally. A shareholder (or a legal representative of the shareholder) must be present at the meeting of shareholders in order to nominate an individual for election at a meeting of shareholders and must also comply with the appropriate section of these Regulations related to such nomination. This Section 13 sets forth certain procedures required for shareholders to nominate directors if the shareholder does not wish the nomination to be included in the corporation’s proxy statement for the annual meeting of shareholders. Section 14 sets forth certain procedures required for shareholders to nominate directors and to have the nomination included in the corporation’s proxy statement for the annual meeting of shareholders.

A shareholder may nominate one or more persons for election as directors at a meeting of shareholders only if: (i) the shareholder is a Record Shareholder or Beneficial Owner (x) at the

time of giving of the notice as described in this Section 13, (y) as of the record date for such meeting of shareholders, and (z) as of the date of such meeting; (ii) if the nomination relates to a special meeting of shareholders called in accordance with Section 2 of Article I hereof, the election of directors is a matter specified in such call and in the corporation’s notice of such meeting; (iii) written notice of such shareholder’s intent to make such nomination(s) has been given, either by personal delivery, overnight courier, or United States mail, postage prepaid, to the secretary of the corporation and has been received by the secretary of the corporation as follows: (A) with respect to an election to be held at an annual meeting of shareholders, the notice required by this Section 13 shall be received not less than ninety (90) days, nor more than one hundred twenty (120) days, in advance of the first anniversary of the immediately preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so given and received not later than the ninetieth (90th) day prior to the current year’s annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of the current year’s annual meeting is first given to shareholders), or (B) with respect to a special meeting as to which the election of directors is included in the corporation’s notice of such meeting, the notice required by this Section 13 shall be received on or before the tenth (10th) day following the date on which public disclosure of the date of such meeting is first given to shareholders; and (iv) updates and supplements by such shareholder as required in this Section 13 have been delivered to the secretary of the corporation in the forms and within the time frames set forth in this Section. For purposes of this Section 13, public disclosure of a meeting date shall be deemed to be first given to shareholders when disclosure of the applicable meeting date is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Each such notice shall set forth the following information, together with a representation as to the accuracy of the information, as to each Holder who is making the nomination(s):

(a)    the name (as it appears on the corporation’s stock records, if applicable) and current address of each Record Shareholder and each Beneficial Owner that is making the nomination(s);

(b)     a representation that each proposing shareholder is a holder of record of shares of the corporation, or holds shares of the corporation through a bank, brokerage or other financial institution, and is entitled to vote at such meeting, and that such proposing shareholder intends to (i) appear in person or by proxy at the meeting, and (ii) submit the nomination(s) specified in the notice at the meeting in person or through a representative;

(c)     the name, address and principal occupation or employment of each person to be so nominated;

(d)     a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person(s) or entity(ies) (naming each such person or entity) pursuant to which the nomination(s) are to be made by the shareholder or pursuant to which any shares of the corporation are to be voted on such nomination(s);

(e)     such other information regarding each nominee proposed by such nominating shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect, had the nominee been nominated, or intended to be nominated, by the board of directors;

(f)     a description of all types of each such Holder’s economic and voting interests in the corporation, including a description of:

(i)    the class or series and number of shares of the corporation that, directly or indirectly, are owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by such Holder, together with, in the case of any shares that are not owned of record, proof of such Holder’s beneficial ownership of such shares in one of the ways permitted by Rule 14a-8(b)(2)(i) or (ii) under the Securities Exchange Act of 1934; and, in addition thereto, the number of shares (if any) of any class or series of the corporation as to which such Holder has a right, at that time or at any time in the future, to own or acquire record or beneficial ownership;

(ii)    any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Holder, the purpose or effect of which is to give such Holder, at that time or at any time in the future, economic risk corresponding or similar to ownership of, or voting power with respect to, any class or series of shares of the corporation, and any other security with a value derived from or related to the value of any class or series of shares of the corporation;

(iii)     any proxy, agreement, arrangement, understanding or relationship pursuant to which such Holder has or shares a right to vote any shares of any class or series of the corporation;

(iv)     any agreement, arrangement, understanding or relationship, including without limitation any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Holder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the corporation to, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder with respect to the shares of any class or series of the corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the corporation;

(v)     any rights to dividends on the shares of any class or series of the corporation owned beneficially by such Holder that are separated or separable from the underlying shares of the corporation;

(vi)     any performance-related fees (other than an asset-based fee) to which such Holder, or any such Holder’s immediate family member or affiliate, is or would be entitled, based on any increase or decrease in the price or value of shares of any class or series of the corporation or any interest described in subsections (ii) and (iv) of this Section 13(f);

(vii)     the aggregate number of voting shares of the corporation held or beneficially owned by all Holders that are subject to or referred to in this Section 13;

(viii)     any proportionate interest in shares of the corporation or any interest described in subsection (ii) of this Section 13(f) that is held, directly or indirectly, by a general or limited partnership, limited liability company or other entity in, or with respect to, which any Holder: is a general or limited partner; beneficially owns, directly or indirectly, an interest in a general or any limited partner of such general or limited partnership; or is a member or manager of, or beneficially owns, directly or indirectly, an interest in a member or manager of, such limited liability company or other entity; and

(ix)     any shares of the corporation, and any arrangements, rights or other interests described in Sections 13(f)(i) through 13(f)(viii) held by each Holder’s immediate family members or affiliates;

(g)     a representation regarding whether each Holder intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to one or more other holders of the corporation’s outstanding capital stock, and/or to solicit proxies from other shareholders, in support of such nomination(s);

(h)     any other information relating to each Holder that would be required to be disclosed by such Holder in a proxy statement or other filings required to be made in connection with solicitations by such Holder of proxies for such nomination(s) pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; and

(i)     any other information reasonably requested by the corporation;

provided, however, that no information with respect to the ordinary course business activities of a Holder need be given under paragraphs (c)(ii) through (c)(vii), (d), (e) or (f) with respect to any Record Shareholder that is a broker, dealer, commercial bank, trust company or other nominee holding shares on behalf of a Beneficial Owner submitting a proposal under this Section 13.

The foregoing information shall be provided initially as of the date of the notice and, thereafter, shall be updated and supplemented by each shareholder making the nomination(s) (i) as of the record date for the meeting and (ii) as of each date that is ten (10) business days prior to the date of the meeting or any adjournment or postponement thereof. Each such update and supplement shall be given, either by personal delivery, overnight courier, or United States mail, postage prepaid, to the secretary of the corporation, and shall be received by the secretary of the corporation, as follows: as to the update and supplement required as of the record date for the meeting, not later than five (5) business days after such record date; and as to each update or supplement required as of ten (10) business days prior to the date of the meeting or any adjournment or postponement thereof, not later than five (5) business days prior to the date of the meeting and, if applicable and if practicable, any adjournment or postponement thereof (and if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed).

For the purpose of this Section 13, the terms “immediate family members,” “affiliates” and “control” shall be the same as set forth in Section 8 of Article I hereof.

To be effective, each notice of intent to make a nomination given hereunder must be accompanied by the written consent of each such nominee to serve as a director of the corporation if elected.

The presiding officer at the meeting may refuse to acknowledge the nomination of any person or persons not made in compliance with the provisions hereof and may declare at such meeting that any such nomination was not properly brought before the meeting and shall not be considered.

This Section 13 shall constitute an “advance notice provision” for annual meetings of shareholders for the purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934.

    Section 14. Inclusion of Shareholder Director Nominations in the Corporation’s Proxy Materials.
(A)Subject to the terms and conditions set forth in this Section 14, the corporation shall include in its proxy statement for an annual meeting of shareholders the name, together with the Required Information (defined below), of any person nominated for election (the “Shareholder Nominee”) to the board of directors by one or more Holders that satisfy the requirements of this Section 14 (such person or group, the “Eligible Shareholder”), and that expressly elects at the time of providing the written notice required by this Section 14 (a “Proxy Access Notice”) to have its Shareholder Nominee included in the corporation’s proxy materials pursuant to this Section 14. For the purposes of this Section 14:
(1) “Voting Shares” shall mean outstanding shares of capital stock of the corporation entitled to vote generally for the election of directors;

(2) The terms affiliates” and “control” shall be the same as set forth in Section 8 of Article I hereof and

(3) a Record Shareholder or Beneficial Owner shall be deemed to “own” only those outstanding shares of Voting Shares of the Corporation as to which the Holder (or any shareholder, fund comprising a Qualifying Fund (as defined below) or beneficial owner whose share ownership is counted for the purposes of qualifying as being an Eligible Shareholder (in Section 14(E)) and possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares (x) sold by such Holder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such Holder or any of its affiliates for any purposes or purchased by such Holder or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such Holder's or affiliates' full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such Holder or affiliate, other than any such arrangements solely involving a national or multi-national multi-industry market index. A Holder shall “own” shares held in the name of a nominee or other intermediary so long as the Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A Holder’s ownership of shares shall be deemed to continue during any period in which the Holder has loaned such shares or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in either case is revocable at any time by the Shareholder; provided, however, in the event of a loan, such shares are actually recalled prior to the end of the period in question. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(B)For purposes of this Section 14, the “Required Information” that the corporation will include in its proxy statement is (1) the information concerning the Shareholder Nominee and the Eligible Shareholder that the corporation determines is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Securities Exchange Act of 1934; and (2) if the Eligible Shareholder so elects, a Statement (defined below). Nothing in these Regulations shall limit the corporation’s ability to solicit against and include in the proxy statement its own statement relating to any Shareholder Nominee.
(C)To be timely, a Shareholder’s Proxy Access Notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 120 calendar days before the date of the company’s proxy statement released to shareholders in connection with the previous year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice must be given and received not later than the 120th day prior to the current year’s annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of the current year’s annual meeting is first given to shareholders. In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the corporation, commence a new time period for the giving of a Proxy Access Notice.
(D)The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 14 but either are subsequently withdrawn or that the board of directors decides to nominate as board of director nominees) appearing in the corporation’s proxy materials with respect to an annual meeting of shareholders shall be the greater of (x) one and (y) a number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 14, or if such amount is not a whole number, the closest whole number below 20% (such number that is the greater of that set forth in clause (x) or (y), the “Permitted Number”); provided, however, that the Permitted Number shall be reduced, but not below zero, by (1) the number of such director candidates for which the corporation shall have received one or more valid shareholder notices nominating director candidates pursuant to Section 13 of Article II of these Regulations, (2) the number of directors in office or director candidates that in either case will be included in the corporation’s proxy materials with respect to such annual meeting as an unopposed (by the corporation) nominee pursuant to any agreement, arrangement or other understanding with any shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock, by such shareholder or group of shareholders, from the corporation) and (3) the number of directors in office that will be included in the corporation’s proxy materials with respect to such annual meeting for whom access to the corporation’s proxy materials was previously provided pursuant to this Section 14, other than any such director referred to in clause (2) or this clause (3) who at the time of such annual meeting will have served as a director continuously, as a nominee of the board, for at least two annual terms; provided, further, that in the event that one or more vacancies for any reason occurs on the board of directors at any time before the date of the annual meeting and the board of directors resolves to reduce the size of the board of directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 14 exceeds the Permitted Number, each Eligible Shareholder will select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of common shares of the corporation each Eligible Shareholder disclosed as owned in its Proxy Access Notice submitted to the corporation. If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(E)An “Eligible Shareholder” is one or more Record Shareholders who owns and has owned, or is acting on behalf of one or more Beneficial Owners who own and have owned (in each case as defined above), continuously for at least three years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to this Section 14, and the record date for determining shareholders eligible to vote at the annual meeting, capital stock of the Corporation representing at least 3% of the Voting Shares (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the corporation and the date of the applicable annual meeting of shareholders, provided that the aggregate number of Record Shareholders, and, if and to the extent that a Record Shareholder is acting on behalf of one or more Beneficial Owners, of such Beneficial Owners, whose share ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty. Two or more funds that are part of the same family of funds or sponsored by the same employer (a “Qualifying Fund”) shall be treated as one Holder for the purpose of determining the aggregate number of Holders in this Section 14, provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Section 14. No Holder may be a member of more than one group constituting an Eligible Shareholder under this Section 14 for purposes of any applicable annual meeting of shareholders. A Record Shareholder acting on behalf of a Beneficial Owner will be counted as a Holder only with respect to the shares owned by Beneficial Owners on whose behalf such Record Shareholder has been directed in writing to act, and, with respect to the shares covered by such directions, will be deemed to be the same shareholder as the Beneficial Owner for purposes of determining the number of shareholders whose holdings may be considered as part of an Eligible Shareholder’s holdings.
(F)No later than the final date when a nomination pursuant to this Section 14 may be delivered to the Corporation, an Eligible Shareholder (including each Record Shareholder, fund comprising a Qualifying Fund and/or Beneficial Owner whose share ownership is counted for the purposes of qualifying as an Eligible Shareholder) must provide the following information in writing to the secretary of the corporation: (1) the name and address of, and number of shares of capital stock of the Corporation owned by such person; (2) one or more written statements from the Record Shareholder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to or mailed to and received by the Corporation, such person owns, and has owned continuously for the preceding three years, the Proxy Access Request Required Shares, and such person’s agreement to provide, (a) within ten (10) days after the record date for the annual meeting, written statements from the Record Shareholder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares, and (b) immediate notice if the Eligible Shareholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of shareholders; (3) any information relating to such Eligible Shareholder (including any Record Shareholder, fund comprising a Qualifying Fund and/or Beneficial Owner whose Share ownership is counted for the purposes of qualifying as an Eligible Shareholder) and their respective affiliates or associates or others acting in concert therewith, and any information relating to such Eligible Shareholder’s Shareholder Nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such Shareholder Nominee(s) in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Shareholder (including any Shareholder, fund comprising a Qualifying Fund and/or Beneficial Owner whose share ownership is counted for the purposes of qualifying as an Eligible Shareholder) and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Shareholder’s Shareholder Nominees, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Shareholder (including any Record Shareholder, fund comprising a Qualifying Fund and/or Beneficial Owner whose share ownership is counted for the purposes of qualifying as an Eligible Shareholder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Shareholder Nominee were a director or executive officer of such registrant; (5) the written consent of each Shareholder Nominee to being named in the corporation’s proxy statement and form of proxy card as a nominee and to serving as a director if elected; (6) the written agreement of the Shareholder Nominee that (a) the Shareholder Nominee agrees, if elected, to adhere to the corporation’s Corporate Governance Guidelines and Code of Conduct and any other publicly available corporation policies and guidelines applicable to directors, and (b) that the Shareholder Nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the corporation, or any agreement, arrangement or understanding with any person or entity as to how the Shareholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the corporation on the Proxy Access Notice; (7) a representation that such Holder (a) acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have such intent, (b) has not nominated and will not nominate for election to the board of directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 14, (c) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Securities Exchange Act of 1934 in support of the election of any individual as a director at the annual meeting of shareholders, other than its Shareholder Nominee(s) or a nominee of the board of directors; (d) will not distribute to any shareholder of the corporation any form of proxy for the annual meeting other than the form distributed by the corporation and (e) will provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 14; (8) in the case of a nomination by a group of shareholders that together is such an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and (9) an undertaking that such person agrees to (a) assume all liability stemming from, and indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the corporation or out of the information that the Eligible Shareholder provided to the corporation, and (b) file with the Securities and Exchange Commission any solicitation of the corporation’s shareholders by the Eligible Shareholder relating to the annual meeting at which the Shareholder Nominee will be nominated. In addition, no later than the final date on which a Proxy Access Notice may be submitted under this Section 14, a Qualifying Fund whose Share ownership is counted for purposes of qualifying as an Eligible Shareholder must provide to the secretary of the corporation documentation reasonably satisfactory to the board of directors that demonstrates that the funds comprising the Qualifying Fund are either part of the same family of funds or sponsored by the same employer. In order to be considered timely, any information required by this Section 14 to be provided to the Corporation must be supplemented (by delivery to the secretary of the corporation) (1) no later than five (5) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than five (5) days before the annual meeting to disclose the foregoing information as of the date that is ten days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Shareholder or other person to change or add any proposed Shareholder Nominee or to change the identity of any member of a group that together is an Eligible Shareholder.
(G)The Eligible Shareholder may provide to the secretary of the corporation, at the time the information required by this Section 14 is originally provided, a written statement for inclusion in the corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the Eligible Shareholder’s Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 14, the corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.
(H)At the request of the corporation, each Shareholder Nominee must (1) tender to the corporation an irrevocable resignation, in a form to be provided by the corporation, which resignation shall become effective upon a determination by the board of directors or any committee thereof that (x) the Proxy Access Notice pursuant to which the Shareholder Nominee’s information was included in the corporation’s proxy statement was not filed by shareholders constituting an Eligible Shareholder (or was filed by shareholders that prior to the applicable meeting ceased to be an Eligible Shareholder), or (y) that the Shareholder Nominee breached or failed to comply with the provisions of this Section 14, (2) submit to any background check (including fingerprint analysis) that may be required by any federal or state statute or regulations applicable to, or by any insurance regulatory authority having jurisdiction over, the operations of the corporation or its subsidiaries or affiliates, (3) complete, sign and submit all questionnaires required of the corporation’s directors; and (4) provide such additional information as necessary or appropriate to permit the board of directors to determine (a) if such Shareholder Nominee is independent under the listing standards of each principle U.S. exchange upon which the common shares of the corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors, (b) if such Shareholder Nominee has any direct or indirect relationship with the corporation other than those relationships that have been deemed categorically immaterial pursuant to the corporation’s Corporate Governance Guidelines, if applicable, and (c) if such Shareholder Nominee is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission. In the event that any information or communications provided by the Eligible Shareholder (or any Record Shareholder, fund comprising a Qualifying Fund and/or Beneficial Owner whose share ownership is counted for the purposes of qualifying as an Eligible Shareholder) or the Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect.
(I)Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of shareholders but either (1) withdraws from or becomes ineligible or unavailable for election at that annual meeting, or (2) does not receive at least 25% of the votes cast in favor of the Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Section 14 for the next two annual meetings. Any Shareholder Nominee who is included in the corporation’s proxy statement for a particular annual meeting of shareholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 14 or any other provision of the Corporation’s Articles of Incorporation, Code of Regulations or other applicable regulation any time before the annual meeting of shareholders, will not be eligible for election at the relevant annual meeting of shareholders and may not be substituted by the Eligible Shareholder that nominated such Shareholder Nominee. Any Eligible Shareholder (including each Record Shareholder, fund comprising a Qualifying Fund and/or Beneficial Owner whose Share ownership is counted for the purposes of qualifying as an Eligible Shareholder) whose Shareholder Nominee is elected as a director at the annual meeting of Shareholder will not be eligible to nominate or participate in the nomination of a Shareholder Nominee for the following two (2) annual meetings of shareholders other than the nomination of such previously elected Shareholder Nominee.
(J)The corporation shall not be required to include, pursuant to this Section 14, a Shareholder Nominee in its proxy materials for any meeting of shareholders, or, if the proxy statement already has been filed, to allow the nomination of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation: (1) if the Shareholder Nominee or the Eligible Shareholder (or any Shareholder, fund comprising a Qualifying Fund and/or Beneficial Owner whose share ownership is counted for the purposes of qualifying as an Eligible Shareholder) who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Securities Exchange Act of 1934 in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the board of directors; (2) who is not independent under the listing standards of each principle U.S. exchange upon which the common shares of the corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the board of directors in determining and disclosing independence of the corporation’s directors, in each case as determined by the board of directors, (3) whose service as a member of the board of directors would violate or cause the corporation to be in violation of these Regulations, the Articles of Incorporation, the rules and listing standards of the principle U.S. exchanges upon which the common shares of the corporation are traded, or any applicable law, rule or regulation, including those related to the regulation of insurance and insurance holding companies, (4) who is, at the time of the Proxy Access Notice or at the time of the annual shareholders meeting an officer or director of a competitor of the corporation of one of its subsidiaries or affiliates; (5) if the Eligible Shareholder (or any Record Shareholder, fund comprising a Qualifying Fund and/or Beneficial Owner whose share ownership is counted for the purposes of qualifying as an Eligible Shareholder) or applicable Shareholder Nominee otherwise breaches or fails to comply with its obligations pursuant to this Section 14, or (6) if the Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting. For the purposes of this paragraph, clauses (2), (3) and (4) and, to the extent related to a breach or failure by the Shareholder Nominee, clauses (1) and (5) will result in the exclusion from the proxy materials pursuant to this Section 14 of the specific Shareholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of the Shareholder Nominees to be nominated; however, clauses (6) and, to the extent related to a breach or failure by an Eligible Shareholder (or any Record Shareholder, fund comprising a Qualifying Fund and/or Beneficial Owner whose share ownership is intended to be counted for the purposes of qualifying as an Eligible Shareholder), clauses (1) and (5) will result in the Voting Shares owned by such Eligible Shareholder (or Record Shareholder, fund comprising a Qualifying Fund and/or Beneficial Owner whose Share ownership had intended to be counted for the purposes of qualifying as an Eligible Shareholder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Shareholder the exclusion from the proxy materials pursuant to this Section 14 of all of the applicable shareholder’s Shareholder Nominees from the applicable annual meeting of shareholders or, if the proxy statement has already been filed, the ineligibility of all of such shareholder’s Shareholders Nominees).
    ARTICLE III

    Committees

    Section 1. Executive Committee. The board of directors may from time to time, by resolution passed by a majority of the whole board, create an executive committee of three or more directors, the members of which shall be elected by the board of directors to serve during the pleasure of the board. If the board of directors does not designate a chairman of the executive committee, the executive committee shall elect a chairman from its own number. Except as otherwise provided herein and in the resolution creating an executive committee, such committee shall, during the intervals between the meetings of the board of directors, possess and may exercise all of the powers of the board of directors in the management of the business and affairs of the corporation, other than that of filling vacancies among the directors or in any committee of the directors. The executive committee shall keep full records and accounts of its proceedings and transactions. All action by the executive committee shall be reported to the board of directors at its meeting next succeeding such action and shall be subject to control, revision and alteration by the board of directors, provided that no rights of third persons shall be prejudicially affected thereby. Vacancies in the executive committee shall be filled by the directors, and the directors may appoint one or more directors as alternate members of the committee who may take the place of any absent member or members at any meeting.

Section 2. Meetings of Executive Committee. Subject to the provisions of these Regulations, the executive committee shall fix its own rules of procedure and shall meet as provided by such rules or by resolutions of the board of directors, and it shall also meet at the call of the president, the chairman of the executive committee or any two members of the committee. Unless otherwise provided by such rules or by such resolutions, the provisions of Section 10 of Article II relating to the notice required to be given of meetings of the board of directors shall also apply to meetings of the executive committee. A majority of the executive committee shall be necessary to constitute a quorum. The executive committee may act in a writing, or by telephone with written confirmation, without a meeting, but no such action of the executive committee shall be effective unless concurred in by all members of the committee.

Section 3. Other Committees. The board of directors may by resolution provide for such other standing or special committees as it deems desirable, and discontinue the same at pleasure. Each such committee shall have such powers and perform such duties, not inconsistent with law, as may be delegated to it by the board of directors. The provisions of Section 1 and Section 2 of this Article shall govern the appointment and action of such committees so far as consistent, unless otherwise provided by the board of directors. Vacancies in such committees shall be filled by the board of directors or as the board of directors may provide.

    ARTICLE IV

    Officers

Section 1. General Provisions. The board of directors shall elect a president, such number of vice presidents as the board may from time to time determine, a secretary and a treasurer and, in its discretion, a chairman of the board of directors. The board of directors may from time to time create such offices and appoint such other officers, subordinate officers and assistant officers as it may determine. The chairman of the board shall be, but the other officers need not be, chosen from among the members of the board of directors. Any two of such offices may be held by the same person, but (i) one person may not hold the offices of both president and vice president, and (ii) no officer shall execute, acknowledge or verify any instrument in more than one capacity.

Section 2. Term of Office. The officers of the corporation shall hold office during the pleasure of the board of directors, and, unless sooner removed by the board of directors, until the organization meeting of the board of directors following the date of their election and until their successors are chosen and qualified. The board of directors may remove any officer at any time, with or without cause. A vacancy in any office, however created, shall be filled by the board of directors.

    ARTICLE V

    Duties of Officers

Section 1. Chairman of the Board. The chairman of the board, if one be elected, shall preside at all meetings of the board of directors and shall have such other powers and duties as may be prescribed by the board of directors. The chairman of the board, if one be elected, or the president, shall preside at all meetings of shareholders.

Section 2. President. The president shall be the chief executive officer of the corporation and shall exercise supervision over the business of the corporation and over its several officers, subject, however, to the control of the board of directors. The president, or the chairman of the board, if one be elected, shall preside at all meetings of shareholders. If the president is a director, the president shall also preside at any meeting of the board of directors at which the chairman of the board and the lead independent director, if either or both has been elected by the Board, are not present. The president shall have authority to sign all certificates for shares and all deeds, mortgages, bonds, agreements, notes, and other instruments requiring the president’s signature; and shall have all the powers and duties prescribed by Chapter 1701 of the Revised Code of Ohio and such others as the board of directors may from time to time assign to the president.

Section 3. Vice Presidents. The vice presidents shall have such powers and duties as may from time to time be assigned to them by the board of directors or the president. At the request of the president, or in the case of his absence or disability, the vice president designated by the president (or in the absence of such designation, the vice president designated by the board) shall perform all the duties of the president and, when so acting, shall have all the powers of the president. The authority of vice presidents to sign in the name of the corporation certificates for shares and deeds, mortgages, bonds, agreements, notes and other instruments shall be coordinate with like authority of the president.

Section 4. Secretary. The secretary shall keep minutes of all the proceedings of the shareholders and board of directors and shall make proper record of the same, which shall be attested by him; shall have authority to sign all certificates for shares and all deeds, mortgages, bonds, agreements, notes, and other instruments executed by the corporation requiring his signature; shall give notice of meetings of shareholders and directors; shall produce on request at each meeting of shareholders a certified list of shareholders arranged in alphabetical order; shall keep such books as may be required by the board of directors; and shall have such other powers and duties as may from time to time be assigned to him by the board of directors or the president.

Section 5. Treasurer. The treasurer shall have such powers and duties as are customarily incident to the office and as may from time to time be assigned to him by the board of directors, the president or any vice president. The authority of the Treasurer to sign in the name of the corporation certificates for shares and deeds, mortgages, bonds, agreements, notes and other instruments shall be coordinate with like authority of the president.

Section 6. Assistant and Subordinate Officers. The board of directors may appoint such assistant and subordinate officers as it may deem desirable. Each such officer shall hold office during the pleasure of the board of directors, and perform such duties as the board of directors or the president may prescribe.

The board of directors may, from time to time, authorize any officer to appoint and remove subordinate officers, to prescribe their authority and duties, and to fix their compensation.

Section 7. Duties of Officers May be Delegated. In the absence of any officer of the corporation, or for any other reason the board of directors may deem sufficient, the board of directors may delegate, for the time being, the powers or duties, or any of them, of such officers to any other officer or to any director.

    ARTICLE VI

    Indemnification and Insurance

Section 1. Indemnification. The corporation shall indemnify each director, officer and employee and each former director, officer and employee of the corporation, and each person who is serving or has served at its request as a director, officer or employee of another corporation, against expenses, judgments, decrees, fines, penalties or amounts paid in settlement in connection with the defense of any past, pending or threatened action, suit or proceeding, criminal or civil, to which he was, is or may be made a party by reason of being or having been such director, officer or employee, provided a determination is made (i) by the directors of the corporation acting at a meeting at which a quorum consisting of directors who neither were nor are parties to or threatened with any such action, suit or proceeding is present, or (ii) by the shareholders of the corporation at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation on such proposal or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on such proposal, that (a) such director, officer or employee was not, and has not been adjudicated to have been, negligent or guilty of misconduct in the performance of his duty to the corporation of which he is or was a director, officer or employee, (b) he acted in good faith in what he reasonably believed to be the best interest of such corporation, and (c) in any matter the subject of a criminal action, suit or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

Expenses of each person indemnified hereunder incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding (including all appeals) or threat thereof, may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors, whether a disinterested quorum exists or not, upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such expenses unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

The foregoing rights of indemnification shall not be deemed exclusive of, or in any way to limit, any other rights to which any person indemnified may be, or may become, entitled apart from the provisions of this Article VI.

Section 2. Liability Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or designated agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or designated agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article or of Chapter 1701 of the Ohio Revised Code.

    ARTICLE VII

    Certificates for Shares; Uncertificated Shares

Section 1. Form and Execution. Except as provided in Section 2 hereof, certificates for shares, certifying the number of full-paid shares owned, shall be issued to each shareholder in such form as shall be approved by the board of directors. Such certificates shall be signed by the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer; provided however, that if such certificates are countersigned by a transfer agent and/or registrar the signatures of any of said officers and the seal of the corporation upon such certificates may be facsimiles, which are engraved, stamped or printed thereon. If any officer or officers, who shall have signed, or whose facsimile signature shall have been used, printed, engraved or stamped on any certificate or certificates for shares, shall cease to be such officer or officers, because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the corporation, such certificate or certificates, if authenticated by the endorsement thereon of the signature of a transfer agent or registrar, shall nevertheless be conclusively deemed to have been adopted by the corporation by the use and delivery thereof and shall be as effective in all respects as though signed by a duly elected, qualified and authorized officer or officers, and as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be an officer or officers of the corporation.

Section 2. Uncertificated Shares. The board of directors, subject to the immediately succeeding paragraph, may provide by resolution that some or all of any or all classes and series of shares of the corporation shall be uncertificated shares, provided that the resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation and the resolution shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on share certificates in accordance with all applicable laws. Except as expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Notwithstanding the foregoing provisions of this Section 2, a shareholder of record shall at all times have the right to receive one or more certificates for some or all of the shares held of record by such shareholder in accordance with Section 1 hereof by making a written request therefor to the corporation or any transfer agent for the applicable class of shares, accompanied by such assurances as the corporation or such transfer agent may require as to the genuineness of such request; provided, however, that shareholders holding shares of the corporation under one or more of the corporation’s benefit plans for officers, directors and/or employees shall have no such right to have certificates issued unless such a right is provided for under the applicable benefit plan or otherwise ordered by the board of directors or a committee thereof.

Section 3. Registration of Transfer. Any certificate for shares of the corporation shall be transferable in person or by attorney upon the surrender thereof to the corporation or any transfer agent for the class of shares represented by the certificate surrendered of a certificate, properly endorsed for transfer or accompanied by a duly endorsed stock power, together with such assurances as the corporation or such transfer agent may require as to the genuineness and effectiveness of each necessary endorsement or executed stock power. Any uncertificated shares of the corporation shall be transferable in person or by attorney upon written request in form and substance acceptable to the corporation or any transfer agent for the applicable class of shares, accompanied by a duly endorsed stock power and/or such other assurances as the corporation or such transfer agent may require as to the genuineness and effectiveness thereof.

Section 4. Lost, Destroyed or Stolen Certificates. Subject to the provisions of Section 2 hereof, a new share certificate or certificates may be issued in place of any certificate theretofore issued by the corporation which is alleged to have been lost, destroyed or wrongfully taken upon (i) the execution and delivery to the corporation by the person claiming the certificate to have been lost, destroyed or wrongfully taken of an affidavit of that fact, specifying whether or not, at the time of such alleged loss, destruction or taking, the certificate was endorsed, and (ii) the furnishing to the corporation of indemnity and other assurances satisfactory to the corporation and to all transfer agents and registrars of the class of shares represented by the certificate against any and all losses, damages, costs, expenses or liabilities to which they or any of them may be subjected by reason of the issue and delivery of such new certificate or certificates or in respect of the original certificate.

Section 5. Registered Shareholders. A person in whose name shares are of record on the books of the corporation, whether such shares are evidenced by a certificate or are uncertificated, shall conclusively be deemed the unqualified owner and holder thereof for all purposes and to have capacity to exercise all rights of ownership. Neither the corporation nor any transfer agent of the corporation shall be bound to recognize any equitable interest in or claim to such shares on the part of any other person, whether disclosed upon any such certificate or otherwise, nor shall they be obliged to see to the execution of any trust or obligation.

    ARTICLE VIII

    Fiscal Year

The fiscal year of the corporation shall end on the 31st day of December in each year, or on such other date as may be fixed from time to time by the board of directors.

    ARTICLE IX

    Seal

The board of directors may provide a suitable seal containing the name of the corporation. If deemed advisable by the board of directors, duplicate seals may be provided and kept for the purposes of the corporation.

    ARTICLE X

    Amendments

These Regulations may be amended or repealed: (a) at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the corporation with respect to such proposal; or (b) by the board of directors (to the extent permitted by Ohio law).